Exhibit 3(ii).1

CSX CORPORATION

Excerpt from minutes of meeting of the Board of Directors
held February 11, 2004

AMENDMENT TO BYLAWS

Whereupon, after discussion,

on motion, duly seconded, it was unanimously

RESOLVED, that the second sentence of Section 1 of Article II of the bylaws of the Company which now reads:

     “The number of Directors shall be twelve.”

is hereby revised to read as follows, effective May 5, 2004:

     “The number of Directors shall be eleven.”

RESOLVED FURTHER, that the third sentence of Section 5 of Article II of the bylaws of the Company which now reads:

     “Notice of any meetings shall be given by mailing or delivering such notice to each Director at the Director’s residence or business address or by telephone, telegraph, or facsimile. “

is hereby revised to read as follows, effective May 5, 2004:

     “Notice of any meetings shall be given by mailing or delivering such notice to each Director at the Director’s residence or business address or by telephone, email, or facsimile.”